Exhibit 10.3
RIGHT OF FIRST REFUSAL AGREEMENT

THIS RIGHT OF FIRST REFUSAL AGREEMENT (this “Agreement”) is entered into effective as of May 18, 2009, by and between FIRECREEK PETROLEUM, INC., a Delaware corporation (“FPI”), and EGPI Firecreek, Inc., a Nevada corporation (“EGPI”).

R E C I T A L S :

A.           EGPI has this day assigned and transferred to Firecreek Global, Inc., a Delaware corporation, all of the issued and outstanding shares of the capital stock in FPI.

B.           As a wholly owned subsidiary of EGPI, FPI previously was involved in seeking international oil and gas opportunities in certain overseas countries. In connection with the assignment and transfer of the issued and outstanding shares of the capital stock in FPI, it was agreed that FPI would grant a right of first refusal to EGPI in the event that the prior activities of FPI during the time it was a subsidiary of EGPI should lead to obtaining and closing on any such oil and gas opportunities.

C.           This Agreement is entered into to evidence the terms and conditions governing the right of first refusal granted by FPI to EGPI.

A G R E E M E N T :

NOW THEREFORE, in consideration of the mutual covenants set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, FPI and EGPI agree as follows:

1.           Definitions.

(a)           “Covered Country” means Kazakhstan, Ukraine, Libya, Turkey, Romania or Russia.

(b)           “Covered Project” means an oil or gas exploration or development project which is or will be situated in a Covered Country, and which is an exploration and development project created, developed or promoted by FPI for its own account. Service Projects are expressly excluded from the definition of Covered Projects.

(c)           “Person” means an individual, a corporation, a partnership, a joint venture, a limited liability company, a trust, an estate or another form of entity or organization.

(d)           “Service Project” means an oil or gas exploration or development or rehabilitation  project with respect to which FPI (i) will act as contracted operator or contracted technical advisor, or perform services (including, without limitation, technical services, advisory services and broker services) and receive cash or other compensation for such services, and (ii) will not be required to make an investment of funds to acquire or earn an ownership interest in the project (other than the expenditure of funds to cover pre-closing travel-related expenses during the process of negotiating the terms of participation in the project).

2.           Grant of Right of First Refusal. Subject to the terms, conditions, provisions and definitions of this Agreement, FPI grants to EGPI the right of first refusal to participate in Covered Projects, the opportunity for which arises after the date hereof and during the period of time ending on the date which is two (2) years after the date hereof, on the following basis:

(a)           If FPI is offered the opportunity to participate in a Covered Project, then FPI shall offer to EGPI, in the manner stated herein, the right of first refusal to participate in such Covered Project to the extent of one-half (1/2) of the interest offered to FPI; provided that all services to be performed in connection with any Covered Project, whether as contract operator or otherwise, and all compensation to be paid in respect of such services, shall remain solely with FPI, and EGPI’s right of first refusal shall extend only to the right or opportunity to invest in and own an interest in the Covered Project (whether directly or indirectly) in the same manner as FPI and to the extent of the said one-half (1/2) of the interest offered to FPI.

(b)           Upon receiving a bona fide offer to participate in a Covered Project, FPI shall provide written notice (the “Terms Notice”) of the opportunity and details of the Covered Project to EGPI, including potential costs and benefits to the extent such information has been provided to FPI, whereupon EGPI shall have the right of first refusal stated herein to participate in such Covered Project on the basis stated herein for a period of ninety (90) days after EGPI’s receipt of the Terms Notice (the “Right of First Refusal Period”).

(c)           EGPI must exercise its right of first opportunity, if at all, by written notice given to and received by FPI within the Right of First Refusal Period.

(d)           FPI and EGPI shall use good faith efforts to complete any agreements and related documentation for such Covered Project within thirty (30) days after the expiration of the Right of First Refusal Period (the “Agreement Period”). If either EGPI does not give notice of its exercise of its right to participate in such Covered Project prior to the expiration of the Right of First Refusal Period, or EGPI and FPI cannot, acting in good faith, complete the required agreements and related documentation prior to the expiration of the Agreement Period, then it will be deemed that EGPI has elected not to invest in such Covered Project; provided, however, if the structure or terms of such Covered Project shall thereafter materially change such that the economics of such Covered Project are materially different than the terms first presented to EGPI in the Terms Notice, then (i) FPI shall notify EGPI of such new terms, (ii) EGPI shall have a new Right of First Refusal Period from receipt of such new notice to exercise its right of first refusal to invest in such revised Covered Project, and (iii) there shall be a new Agreement Period following EGPI’s exercise of its right of first refusal during such new Right of First Refusal Period.

(e)           EGPI’s right of first refusal as stated herein shall continue in effect with respect to each Covered Project that FPI may hereafter be offered until the expiration of the said two (2) year period which commences on the date hereof, regardless of whether EGPI fails to participate in a Covered Project offered to EGPI during such time period.

(f)           In the event that EGPI elects to participate in a Covered Project pursuant to the terms and conditions hereof, EGPI shall reimburse FPI for one-half (1/2) of FPI’s costs in obtaining and closing on such Covered Project, such reimbursement to be made at the time of such closing.

3.           Notices. All notices, demands, requests or other communications that may be or are required to be given, served or sent by either party to the other party pursuant to this Agreement shall be in writing and shall be mailed by first class, registered or certified mail, return receipt requested, postage prepaid, or transmitted by hand delivery, telegram or facsimile transmission addressed as set forth on the signature pages hereof. Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent. Each notice, demand, request or communication that is mailed, delivered or transmitted in the manner described above shall be deemed sufficiently given, served, sent and received for all purposes at such time as it is delivered to the addressee with the return receipt, the delivery receipt, the affidavit of messenger or (with respect to a facsimile transmission) the answer back being deemed conclusive evidence of such delivery or at such time as delivery is refused by the addressee upon presentation.

4.           Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Texas.

5.           Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all other contemporaneous contracts and understandings between them with respect thereto.

6.           Invalid Provision. If any provision of this Agreement is held invalid, unenforceable or illegal, the remainder of this Agreement shall not be affected thereby and shall continue in full force and effect.

7.           Counterpart Execution. This Agreement may be signed in multiple counterparts, each of which shall constitute an original hereof and all of which, taken together, shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement below as of the date first stated above.

FIRECREEK PETROLEUM, INC.

By:	/s/ John R. Taylor
Chief Executive Officer

Address for Notices:

6777 Camp Bowie Blvd., Suite 332
Fort Worth, Texas 76116

EGPI FIRECREEK, INC.

By:	/s/ Dennis R. Alexander
Chief Executive Officer

Address for Notices:

6564 Smoke Tree Lane
Scottsdale, Arizona 85253